EXHIBIT 99.1

BANK ONE ISSUANCE TRUST

Excess Spread Analysis

	Sep-02	Aug-02	Jul-02
Yield	16.54%	16.18%	16.35%
Less: Coupon	3.13%	3.03%	3.06%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.65%	5.40%	6.07%
Excess Spread	6.26%	6.25%	5.72%

Three Month Average Excess Spread	6.08%	6.11%	1.91%

Delinquency:
30 to 59 days	1.52%	1.41%	1.34%
60 to 89 days	0.97%	0.91%	0.88%
90 + days	1.79%	1.74%	1.72%
Total	4.28%	4.06%	3.94%

Payment Rate	13.48%	13.87%	13.54%